Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600
NEWPARK RESOURCES ANNOUNCES FIRST AMENDMENT AND WAIVER TO AMENDED
AND RESTATED CREDIT AGREEMENT
THE WOODLANDS, TX — July 21, 2009 — Newpark Resources, Inc. (NYSE: NR) announced today that it has entered into a First Amendment and Waiver to Amended and Restated Credit Agreement (“First Amendment”), amending provisions of its existing Amended and Restated Credit Agreement. The First Amendment was principally entered into as a result of the Company’s non-compliance with the consolidated fixed charge coverage ratio and consolidated leverage ratio financial covenants under its existing credit agreement as of June 30, 2009. The First Amendment provides a waiver of the financial covenant violations by the Company’s lenders, modifies certain financial covenant requirements in future periods and amends certain provisions of the existing credit agreement.
Pursuant to the First Amendment, favorable adjustments were made to the consolidated fixed charge coverage ratio covenant through June 2010 and the consolidated leverage ratio covenant through March 2010. In addition, the method of calculating these two ratios was modified to utilize annualized results beginning with the Company’s third quarter of 2009 and ending with the first quarter of 2010. Thereafter, the calculations will be made using the trailing four fiscal quarter results, as set forth in the original credit agreement. The First Amendment increases the interest cost of borrowings to reflect current market conditions, including an increase in the margin on LIBOR based borrowings, which constitutes a substantial portion of the Company’s borrowings, from a range of 150 to 250 basis points to a range of 400 to 750 basis points, depending upon the Company’s consolidated leverage ratio. The margin will initially be 750 basis points. The First Amendment also reduces the revolving credit facility from $175 million to $150 million. The amount outstanding under the revolving credit facility at June 30, 2009 was $100.6 million, including letters of credit of $3.6 million.

Paul Howes, President and Chief Executive Officer of Newpark, stated, “We are pleased to be able to execute this amendment with our lenders as we continue to manage through this severe downturn in drilling activity in North America. We believe that this amendment provides us with the opportunity to continue to position Newpark for further growth in our international businesses and a recovery in our North American business.”
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2008, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular; the access to the credit markets by both Newpark and Newpark’s customers; the outlook for drilling activity in North America and the rest of the world; continued compliance with our debt covenants; the investigation of certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products and services. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
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